Executive Recruitment Retained  Search Agreement

COMPANY:	Triton Emission Solutions, Inc.
Contractor Name:	Flagship Management LLC
Contractor Contact:	Craig Johnson
Contractor Email:	craig@flagshipmgl.com
Contractor Telephone:	1 401 935 7486

Scope of Work:

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To identify, source, and vet companies and candidates that meet the qualifications outlined, so that COMPANY has a qualified slate of companies and candidates and is able to and does conclude an arrangement with one of them.

Contractor will:

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Develop a comprehensive understanding of COMPANY's needs for the position outlined, namely to joint venture with, or license a company for the engineering and sales of COMPANY's scrubber, or, at the option of the COMPANY, to hire a CEO to assist the COMPANY in connection with the foregoing.

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Identify the characteristics of the best qualified companies and candidates

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Determine the core competencies required in the ideal companies and candidates and develop an arrangement profile.

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Develop a target list of companies and candidates

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Identify the best-qualified companies and candidates for the position using CONTRACTOR'S database, research techniques and extensive network of contacts.

Deliverables:

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Communication, via phone with COMPANY regarding progress related to the search at least once a week beginning in week two. Prepare Advertising and receive all resumes, filtering to a short list.

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Documentation in relation to the identification and recruitment of potential companies and candidates.

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Exert reasonable efforts to verify the companies' and candidates' backgrounds.

Estimated number of days to complete: 90 days.

The Services of CONTRACTOR shall continue until the earlier of: (i) successful candidates commence employment with COMPANY; (ii) the Agreement or this Job Assignment is terminated by COMPANY; or (iii) Fifteen (15) months from commencement of the Job Assignment.

Total projected cost:

The Retained fee will be a flat fee of $50,000.00. This equates to $50,000.00 paid according to the following schedule:

1.

1st invoice submission of $7,500.00 at the commencement of the search and after both parties have executed this agreement;

2.

2nd invoice submission of $7,500.00 upon delivery to client of a client approved short list and after meetings have been scheduled with companies and candidates.

3.

3rd invoice submission of $35,000.00 when a company enters into a joint venture or license agreement with the COMPANY, or when COMPANY enters into an employment relationship with the candidate.

A fee for additional candidates who are introduced to COMPANY through this Retained Agreement, but who are hired to a different COMPANY position within twelve (12) months after COMPANY'S last contact with the candidate(s), will be payable in an amount of 20% of such candidate's total first year cash compensation comprised of base salary and published bonus target.

If, for any reason, COMPANY decides to cancel the assignment, CONTRACTOR fees are considered earned to the date of cancellation. However, the retained fee plus associated preapproved overhead and expenses are considered earned in their entirety at the commencement of the assignment regardless of the date of cancellation.

The COMPANY may add additional roles to this retainer within 90 days of the commencement of the search. Such roles shall be mutually agreed to by the COMPANY and the CONTRACTOR prior to inclusion in this Retained Agreement.

All agreed upon out-of-pocket expenses, including travel, associated with an authorized search for COMPANY, must be billed monthly. CONTRACTOR will pass these direct costs onto COMPANY without mark-up (at same cost) on a monthly  basis.

Special terms:

If, within nine months from the date of hire, the company or candidate selected is terminated or resigns other than for good reason, the CONTRACTOR will conduct a search at no further fee to find a replacement, charging only direct preapproved expenses. If, after nine months but within twenty-four months from the date of hire, the company or candidate selected is terminated for cause or for reasons that the CONTRACTOR should have identified during the search process, or resigns other than for good reason, the CONTRACTOR will conduct a search for a fee of fifty percent (50%) of the original fee plus direct expenses to find a replacement. The foregoing is the limit and extent of CONTRACTOR's liability related to the termination or resignation of the recruited candidate.

The COMPANY understands that reports and information received about companies and candidates are confidential, and are exclusively for COMPANY'S own use and are to be used solely for the evaluation of the candidates for employment with the COMPANY.

The CONTRACTOR shall have the exclusive right to represent the COMPANY with regard to the Search.

CONTRACTOR will not forward companies or candidates presented by CONTRACTOR to COMPANY to any other organization for consideration for a period of thirty (90) days after of such presentation without the COMPANY's prior written consent.

Governing Law:

This agreement will be governed by and enforced in accordance with the laws of the state of Florida. The parties agree that state courts within the state of Florida shall have the exclusive jurisdiction over any litigation brought or arising out of this agreement. The parties further agree and consent that venue of any action brought hereunder shall be exclusively in Broward County, Florida. All parties agree that Broward County is a convenient forum for litigation.

Confidentiality

COMPANY and CONTRACTOR shall keep secret and retain in confidence, and shall not, without prior written consent of the other, furnish, make available or disclose to any third party, any information relating in any manner to the business or affairs of the other, except for such information was or becomes available to a party from a source which is not under an obligation of confidentiality, or a party is compelled to disclose by a final binding order of a court or agency of competent jurisdiction, provided that the disclosing party has given the other reasonable advance notice of such order and an opportunity to contest the same.

Termination and Survivability

Either party may cancel this contract with 30 days written notice. In the event of cancellation all provisions of the contract survive in their entirety until one year from the last referral to the COMPANY.

Entire Agreement

This Agreement is executed and delivered with the understanding that it embodies the entire agreement between the parties and that there are no other representations, warranties, or agreements relating to the subject matter herein. He parties agree to comply with all applicable federal, state and local law s, rules and regulations relating to this Agreement.

Flagship Management LLC	Triton Emission Solutions Inc.
/s/ Craig H. Johnson	/s/ Robert C. Kopple
By: Craig H. Johnson	By: Robert C. Kopple
Title: Partner	Title: Chairman
Date: August 8, 2018	Date: August 8, 2018